Exhibit 99.1

Duluth Holdings Inc. Announces  First Quarter 2021 Financial Results

MOUNT HOREB, WI – June 3, 2021 – Duluth Holdings Inc. (dba, Duluth Trading Company) (“Duluth Trading” or the “Company”) (NASDAQ: DLTH), a lifestyle brand of men’s and women’s casual wear, workwear and accessories, today announced its financial results for the fiscal first quarter ended May 2, 2021.

Highlights for the First Quarter Ended May 2, 2021

•	Net sales increased 21.4% to $133.4 million compared to $109.9 million in the prior year first quarter
•	Gross margin increased to 49.9% compared to 47.6% in the prior year first quarter
•	Operating income increased $20.9 million to $1.9 million compared to an operating loss of $(19.0) million in the prior year first quarter
•	Net income was $0.5 million, or $0.02 per diluted share, compared to a net loss of $(15.1) million, or $(0.47) per diluted share in the prior year first quarter
•	Adjusted EBITDA[1] increased to $10.1 million compared to $(11.6) million in the prior year first quarter

1See Reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA in the accompanying financial tables.

Management Commentary

“We are pleased to report a solid first quarter with net sales growing more than 21% to $133 million year-over-year.  Operating income was positive at $2 million and adjusted EBITDA was $10 million. We also reduced inventory by $31 million compared to the prior year period. Also, our balance sheet is as strong as it has been in recent years, which positions us well to execute our strategic initiatives. Direct channel sales increased almost 2% against tough direct channel comps in the first quarter last year. Retail store sales were up 93%, a significant increase from the comparable period when all stores were closed for roughly half of the quarter,” said Steve L. Schlecht, non-executive Chairman of Duluth Trading.  “Our customers are responding favorably to our spring/summer collections as they head outdoors, and our strong omnichannel will continue to serve our customers well, regardless of how they want to shop.”

“Having completed my last quarter as Executive Chairman and CEO on May 2nd, I am pleased to introduce Sam Sato, our new President and Chief Executive Officer effective May 3rd, who is a 30-year retail industry veteran with a proven track record in omnichannel growth and expertise across retail operations and product categories. Prior to joining Duluth Trading, Sam was CEO of Finish Line, a specialty retailer that operated over 900 U.S. branded locations and achieved $1.8 billion in net sales under his leadership.  I am very confident that we have a new leader in Sam who will help us write our next chapter of growth and profitability,” concluded Schlecht.

Operating Results for the  First Quarter Ended May 2, 2021

Net sales increased 21.4% to $133.4 million, compared to $109.9 million in the same period a year ago. Retail store net sales were $45.1 million and direct-to-consumer sales were $88.3 million. Retail store net sales increased by 92.6%  while direct-to-consumer net sales grew 2.1%.  The increase in retail store net sales was primarily due to temporary store closures in the prior year from March 20, 2020 through the end of the first quarter of 2020.

Net sales in store markets increased 33.3%, to $89.9 million, compared to $67.4 million in the same period a year ago. The increase was driven by a continued ramp up in store traffic as compared to the prior year. Net sales in non-store markets increased 1.9%, to $42.0 million, compared to heavy volume in the prior year resulting from increased digital advertising to promote our online warehouse clearance and global sale events, coupled with extended free shipping offers.

Men’s apparel net sales increased 23.6% driven by growth in seasonal outerwear and outdoor active. Women’s apparel net sales increased 13.9% driven by strength in woven bottoms, including shorts, skorts and capris.

Gross profit increased 27.2% to $66.5 million, or 49.9% of net sales, compared to $52.3 million, or 47.6% of net sales, in the corresponding prior year period. The increase in gross margin rate was driven by a reduction in promotional, clearance and sitewide sales events as compared to the period of slower store traffic in the first quarter of fiscal 2020.

Selling, general and administrative expenses decreased 9.3% to $64.6 million, compared to $71.3 million in the same period a year ago. As a percentage of net sales, selling, general and administrative expenses decreased to 48.5%, compared to 64.9% in the corresponding prior year period.

The decrease in selling, general and administrative expense was primarily due to decreased traditional advertising, reduced digital prospecting spend, the elimination of third-party logistics, and $1.6 million of non-recurring COVID-19 related expenses that were incurred during the first quarter of the prior fiscal year. The decrease was partially offset by increased wages due to Company retail locations being open for the full fiscal quarter.

The effective tax rate related to controlling interest was 16%, which was impacted by changes to certain discrete items during the quarter. Excluding these non-recurring discrete items, the effective tax rate was 25% for both the current and the prior year quarter.

Balance Sheet and Liquidity

The Company ended the quarter with a cash balance of approximately $26.1 million, net working capital of $73.9 million, and $17.6 million outstanding on its $50.0 million term loan.

On May 14, 2021, the Company terminated its Credit Agreement, dated as of May 17, 2018, as amended, and entered into a new credit agreement (the “New Credit Agreement”). The New Credit Agreement matures on May 14, 2026 and provides for borrowings of up to $150.0 million that are available under a revolving senior credit facility, with a $5.0 million sublimit for issuance of standby letters of credit, as well as a $10.0 million sublimit for swing line loans. At the Company’s option, the interest rate applicable to the Revolver will be a floating rate equal to: (i) the Bloomberg Short-Term Bank Yield Index rate (“BSBY”) plus the applicable rate of 1.25% to 2.00% determined based on the Company’s rent adjusted leverage ratio, or (ii) the base rate plus the applicable rate of 0.25% to 1.00% based on the Company’s rent adjusted leverage ratio. The New Credit Agreement is secured by essentially all Company assets and requires the Company to maintain compliance with certain financial and non-financial covenants, including a maximum rent adjusted leverage ratio and a minimum fixed charge coverage ratio as defined in the New Credit Agreement

Fiscal 2021 Outlook

The Company updated its fiscal 2021 outlook as follows:

•	Net sales in the range of $695 million to $710 million
•	Adjusted EBITDA in the range of $68 million to $71 million[1]
•	EPS in the range of $0.66 to $0.72 per diluted share
•	Capital expenditures, inclusive of software hosting implementation costs, of $15 million to $16 million

1See Reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA in the accompanying financial tables.

Conference Call Information

A conference call and audio webcast with analysts and investors will be held on Thursday,  June 3, 2021 at 9:30 am Eastern Time, to discuss the results and answer questions.

•	Live conference call: 844-875-6915 (domestic) or 412-317-6711 (international)
•	Conference call replay available through June 17, 2021: 877-344-7529 (domestic) or 412-317-0088 (international)
•	Replay access code: 10156187
•	Live and archived webcast: ir.duluthtrading.com

Investors can pre-register for the earnings conference call to expedite their entry into the call and avoid waiting for a live operator. To pre-register for the call, please visit http://dpregister.com/10156187 and enter your contact information. You will then be issued a personalized phone number and pin to dial into the live conference call. Investors can pre-register any time prior to the start of the conference call.

About Duluth Trading

Duluth Trading is a growing lifestyle brand for the Modern, Self-Reliant American. Based in Mount Horeb, Wisconsin, we offer high quality, solution-based casual wear, workwear and accessories for men and women who lead a hands-on lifestyle and who value a job well-done. We provide our customers an engaging and entertaining experience. Our marketing incorporates humor and storytelling that conveys the uniqueness of our products in a distinctive, fun way, and are available through our content-rich website, catalogs, and “store like no other” retail locations. We are committed to outstanding customer service backed by our “No Bull Guarantee” - if it’s not right, we’ll fix it. Visit our website at http://www.duluthtrading.com/

Non-GAAP Measurements

Management believes that non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Within this release, including the tables attached hereto, reference is made to adjusted earnings before interest, taxes, depreciation and amortization (EBITDA). See attached Table “Reconciliation of Net Income to EBITDA and EBITDA to Adjusted EBITDA,” for a reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA for the three months ended May 2, 2021, versus the three months ended May 3, 2020.

Adjusted EBITDA is a metric used by management and frequently used by the financial community, which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period.

The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts included in this press release, including statements concerning Duluth Trading's plans, objectives, goals, beliefs, business strategies, future events, business conditions, its results of operations, financial position and its business outlook, business trends and certain other information herein, including statements under the heading “Fiscal 2021 Outlook” are forward-looking statements. You can identify forward-looking statements by the use of words such as “may,” ”might,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “believe,” “estimate,” “project,” “target,” “predict,” “intend,” “future,” “budget,” “goals,” “potential,” “continue,” “design,” “objective,” “forecasted,” “would” and other similar expressions. The forward-looking statements are not historical facts, and are based upon Duluth Trading's current expectations, beliefs, estimates, and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond Duluth Trading's control. Duluth Trading's expectations, beliefs and projections are expressed in good faith, and Duluth Trading believes there is a reasonable basis for them. However, there can be no assurance that management's expectations, beliefs, estimates, and projections will be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the forward-looking statements, including, among others, the risks, uncertainties, and factors set forth under Part 1, Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on March 26, 2021,  and other factors as may be periodically described in Duluth Trading’s subsequent filings with the SEC. These risks and uncertainties include, but are not limited to, the following: the prolonged effects of the COVID-19 on store traffic and disruptions to our distribution network, supply chains and operations; our ability to maintain and enhance a strong brand and sub-brand image; effectively adapting to new challenges associated with our expansion into new geographic markets; generating adequate cash from our existing stores to support our growth; effectively relying on sources for merchandise located in foreign markets; transportation delays and interruptions, including port congestion; inability to timely and effectively obtain shipments of products from our suppliers and deliver merchandise to our customers; the inability to maintain the performance of a maturing store portfolio; the impact of changes in corporate tax regulations; identifying and responding to new and changing customer preferences; the success of the locations in which our stores are located; our ability to attract and retain customers in the various retail venues and locations in which our stores are located; competing effectively in an environment of intense competition; our ability to adapt to significant changes in sales due to the seasonality of our business; price reductions or inventory shortages resulting from failure to purchase the appropriate amount of inventory in advance of the season in which it will be sold or global market constraints; increases in costs of fuel or other energy, transportation or utility costs and in the costs of labor and employment; failure of our information technology systems to support our current and growing business, before and after our planned upgrades; and other factors that may be disclosed in our SEC filings or otherwise. Forward-looking statements speak only as of the date the statements are made. Duluth Trading assumes no obligation to update forward-looking statements to reflect actual results, subsequent events or circumstances or other changes affecting forward-looking information except to the extent required by applicable securities laws.

Investor Contacts:

Donni Case (310) 622-8224

Margaret Boyce (310) 622-8247

Financial Profiles, Inc.

Duluth@finprofiles.com

(Tables Follow)

DULUTH HOLDINGS INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)

	May 2, 2021	January 31, 2021

ASSETS
Current Assets:
Cash and cash equivalents	$26,054	$47,221
Receivables	2,558	2,820
Inventory, net	144,185	149,052
Prepaid expenses & other current assets	10,980	10,203
Prepaid catalog costs	802	1,014
Total current assets	184,579	210,310
Property and equipment, net	119,783	124,237
Operating lease right-of-use assets	115,060	117,490
Finance lease right-of-use assets, net	52,329	53,468
Available-for-sale security	6,346	6,111
Other assets, net	4,067	3,961
Total assets	$482,164	$515,577
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$40,091	$33,647
Accrued expenses and other current liabilities	30,903	37,686
Income taxes payable	7,683	7,579
Current portion of operating lease liabilities	11,189	11,050
Current portion of finance lease liabilities	2,578	2,629
Current portion of Duluth long-term debt	17,626	2,500
Current maturities of TRI long-term debt[1]	640	623
Total current liabilities	110,710	95,714
Operating lease liabilities, less current maturities	101,876	104,287
Finance lease liabilities, less current maturities	42,304	43,299
Duluth long-term debt, less current maturities	—	45,750
TRI long-term debt, less current maturities[1]	27,079	27,229
Deferred tax liabilities	8,252	8,200
Total liabilities	290,221	324,479
Commitments and contingencies
Shareholders' equity:
Treasury stock	(986)	(628)
Capital stock	93,378	92,875
Retained earnings	101,710	101,166
Accumulated other comprehensive (loss) income, net	250	48
Total shareholders' equity of Duluth Holdings Inc.	194,352	193,461
Noncontrolling interest	(2,409)	(2,363)
Total shareholders' equity	191,943	191,098
Total liabilities and shareholders' equity	$482,164	$515,577

1Represents debt of the variable interest entity, TRI Holdings, LLC, that is consolidated in accordance with ASC 810, Consolidation. Duluth Trading Company is not the guarantor nor the obligor of this debt.

DULUTH HOLDING INC.

Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except per share figures)

	Three Months Ended
	May 2, 2021	May 3, 2020
Net sales	$133,419	$109,917
Cost of goods sold (excluding depreciation and amortization)	66,876	57,585
Gross profit	66,543	52,332
Selling, general and administrative expenses	64,648	71,306
Operating income (loss)	1,895	(18,974)
Interest expense	1,308	1,350
Other income, net	16	59
Income (loss) before income taxes	603	(20,265)
Income tax expense (benefit)	105	(5,086)
Net income (loss)	498	(15,179)
Less: Net loss attributable to noncontrolling interest	(46)	(44)
Net income (loss) attributable to controlling interest	$544	$(15,135)
Basic earnings (loss) per share (Class A and Class B):
Weighted average shares of common stock outstanding	32,540	32,372
Net income (loss) per share attributable to controlling interest	$0.02	$(0.47)
Diluted earnings (loss) per share (Class A and Class B):
Weighted average shares and equivalents outstanding	32,710	32,372
Net income (loss) per share attributable to controlling interest	$0.02	$(0.47)

DULUTH HOLDINGS INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)

	Three Months Ended
	May 2, 2021	May 3, 2020
Cash flows from operating activities:
Net income (loss)	$498	$(15,179)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	7,274	6,689
Stock based compensation	371	463
Deferred income taxes	(16)	(21)
Loss on disposal of property and equipment	51	—
Changes in operating assets and liabilities:
Receivables	262	(1,989)
Inventory	4,867	(27,188)
Prepaid expense & other current assets	(595)	2,196
Software hosting implementation costs, net	(132)	—
Deferred catalog costs	212	1,014
Trade accounts payable	5,991	(1,842)
Income taxes payable	104	(3,427)
Accrued expenses and deferred rent obligations	(6,330)	5,126
Other assets	(33)	—
Noncash lease impacts	(101)	667
Net cash provided by (used in) operating activities	12,423	(33,491)
Cash flows from investing activities:
Purchases of property and equipment	(2,033)	(4,059)
Capital contributions towards build-to-suit stores	—	(74)
Principal receipts from available-for-sale security	35	31
Proceeds from disposals	24	—
Net cash used in investing activities	(1,974)	(4,102)
Cash flows from financing activities:
Proceeds from line of credit	—	37,484
Payments on line of credit	—	(21,816)
Proceeds from delayed draw term loan	—	30,000
Payments on delayed draw term loan	(30,625)	(250)
Payments on TRI long term debt	(151)	(116)
Payments on finance lease obligations	(615)	(392)
Payments of tax withholding on vested restricted shares	(358)	(107)
Other	133	(150)
Net cash (used in) provided by financing activities	(31,616)	44,653
(Decrease) increase in cash, cash equivalents and restricted cash	(21,167)	7,060
Cash, cash equivalents and restricted cash at beginning of period	47,221	2,240
Cash, cash equivalents and restricted cash at end of period	$26,054	$9,300
Supplemental disclosure of cash flow information:
Interest paid	$1,348	$1,447
Income taxes paid	$—	$37
Supplemental disclosure of non-cash information:
Unpaid liability to acquire property and equipment	$962	$2,000

DULUTH HOLDINGS INC.

Reconciliation of Net Income (Loss) to EBITDA and EBITDA to Adjusted EBITDA

For the Fiscal Quarter Ended May 2, 2021

(Unaudited)

(Amounts in thousands)

	Three Months Ended
	May 2, 2021	May 3, 2020
(in thousands)
Net income (loss)	$498	$(15,179)
Depreciation and amortization	7,274	6,689
Amortization of internal-use software hosting
subscription implementation costs	369	—
Interest expense	1,308	1,350
Amortization of build-to-suit operating leases capital contribution	199	199
Income tax expense (benefit)	105	(5,086)
EBITDA	$9,753	$(12,027)
Stock based compensation	371	463
Adjusted EBITDA	$10,124	$(11,564)

DULUTH HOLDINGS INC.

Reconciliation of Forecasted Net Income to Forecasted EBITDA and Forecasted EBITDA to Forecasted Adjusted EBITDA

For the Fiscal Year Ended January 30, 2022

(Unaudited)

(Amounts in thousands)

	Low	High
Forecasted
Net income	$21,900	$23,700
Depreciation and amortization	27,300	27,700
Amortization of internal-use software hosting subscription implementation costs	3,200	3,500
Interest expense	5,200	5,000
Amortization of build-to-suit operating leases capital contributions	800	800
Income tax expense	7,500	8,100
EBITDA	$65,900	$68,800
Stock based compensation	2,100	2,200
Adjusted EBITDA	$68,000	$71,000